EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2010, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 of WebMediaBrands Inc. and Subsidiaries, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statements of the aforementioned report and to the use of our name as it appears under the caption "Experts.”

/s/ Grant Thornton LLP

Melville, New York
August 17, 2011